Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Atossa Genetics Inc. (a development stage company) of our report dated May 5, 2011 relating to the financial statements as of December 31, 2010 and 2009, and for the year ended December 31, 2010 and the period from April 30, 2009 (date of inception) through December 31, 2009 appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KCCW Accountancy Corp.

Diamond Bar, California
February 13, 2012